Exhibit 10.15

January 20, 2022

Byron Robinson, Ph.D.

Re: Employment Terms

Dear Byron:

Janux Therapeutics, Inc. (the "Company”) is pleased to offer you employment anticipated to begin on or around March 1, 2022 (the “Start Date”).

Position

Your initial position will be Chief Strategy Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Company’s Chief Executive Officer. Following your anticipated relocation, you will primarily work at our office located in San Diego, California, although you may be reasonably required to perform your duties at places other than your primary office location from time to time and undertake reasonable business travel. The Company may change your position, duties, and work location from time to time in its discretion.

As a full-time, exempt employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Compensation and Benefits

You will be compensated at an annual base salary of $420,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

You will also be eligible to earn an annual discretionary bonus with a target of 40% of your base salary (or annualized base earnings, as applicable). The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review. Currently, exempt employees do not accrue vacation. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. A full description of current benefits is available for your review. The Company may change compensation, benefits from time to time in its discretion.

Sign-on Bonus / Relocation Assistance

If you join the Company, in light of your anticipated relocation from the Boston, Massachusetts area to the San Diego, California area, you will be eligible to receive a one-time sign-on bonus of $100,000, less applicable withholdings (the “Sign-On Bonus”). The Company will advance you the Sign-On Bonus, prior to its being earned, within thirty (30) days after your Start Date. You will earn the Sign-On Bonus if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment with the Company terminates due to your resignation for any reason or a termination by the Company for Cause in each case prior to the one-year anniversary of your Start Date, you will be required to repay to the Company a pro-rated portion of the Sign-On Bonus calculated as follows, with such repayment to be made within thirty (30) days following your final date of employment with the Company: (i) 100% of the Sign-On Bonus (on a gross basis), reduced by (ii) 1/12th for each full month you were employed by the Company. The repayment must be made in cash, by wire or by certified check. For purposes of this Agreement, “Cause” for termination shall have the meaning ascribed to it in the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”).

Equity Incentive Plan

The Company anticipates granting you an option to purchase 230,000 shares of the Company’s common stock at the fair market value as determined by the Company’s Board of Directors (or a designated committee thereof) as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the Start Date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.

Change in Control and Severance Benefit Plan

Upon commencement of and during your employment with the Company, you will be designated a participant under the Severance Plan. Following your Start Date, you will be eligible to receive and execute a Participation Agreement under the Severance Plan. The Severance Plan and your participation thereunder may be modified, amended and/or terminated pursuant to the terms thereof.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims’’). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

COVID-19 Vaccination

In furtherance of its duty to its employees to provide and maintain a workplace that is free of known hazards, the Company requires that all employees be fully vaccinated against COVID-19, subject to reasonable accommodations for medical or religious reasons and/or as otherwise required by applicable law. Therefore, this offer and your employment with the Company is contingent upon satisfactory proof that you are fully vaccinated from COVID-19 as of your Start Date, unless a reasonable accommodation is approved. Accordingly, you must review the enclosed COVID-19 Policy and provide a copy of your official vaccine card/record.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me within seven (7) calendar days following the date of this letter, if you wish to accept at-will employment at the Company under the terms described above. Please also provide a copy of your official COVID-19 vaccine card/record at your earliest convenience prior to the Start Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Campbell

David Campbell, P.h.D.

Chief Executive Officer

Understood and Accepted

/s/ Byron Robinson 1/20/22

Byron Robinson, Ph.D. Date

Attachments: Employee Confidential Information and Inventions Assignment Agreement; COVID-19

Policy